Exhibit 99.1

Media Contact:	Investor Contact:	Agency Contact:
Maureen Hart	James L. Kawski	Heather Smith
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	The Loomis Group Inc.
Tel: (978) 787-4266	Tel: (978) 787-4268	Tel: (617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	smithh@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THE

THIRD QUARTER OF 2005

BEVERLY, Mass. — October 26, 2005 – Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for its third quarter ended September 30, 2005.  The Company reported revenues of $87.4 million, compared to $92.2 million for the second quarter of 2005. Worldwide revenues for the third quarter, including revenues of the Company’s 50% owned joint venture in Japan, were $126.3 million, compared to $191.4 million for the preceding quarter. Net loss for the third quarter was $5.2 million, or $0.05 per share, which included restructuring and related costs of $2.9 million, or $0.03 per share. Net income for the second quarter of 2005 was $0.7 million, or $0.01 per diluted share.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Axcelis met its guidance for the third quarter amid market conditions that have remained weak. During the quarter, we focused on aggressively managing our operating expenses and penetrating the market with our new Optima single wafer platform.”

“We gained several new customers for the Optima MD, our new single wafer mid dose tool. In addition, we have received our first customer commitment for multiple shipments of our new single wafer high dose tool, the Optima HD.  The Optima platform is gaining rapid market acceptance worldwide, as customers recognize that it offers the highest productivity, the most flexibility, the best process performance and the greatest extendibility. We are confident that Axcelis, along with SEN in Japan, will make considerable progress in penetrating the market with this new single wafer technology in 2006.”

Axcelis believes that reporting the combined revenues of SEN, a 50% owned unconsolidated subsidiary of Axcelis, with Axcelis’ own revenues, is useful to investors.  SEN’s ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis’ technology.

Third Quarter Detail

Shipments and Margins

Shipments for the third quarter on a worldwide basis, including SEN, totaled $143.0 million with shipments, excluding SEN, totaling $88.9 million. Worldwide shipments, including SEN, were down 11.1% from the second quarter of 2005 and Axcelis shipments, excluding SEN, were down 3.7%.

Geographically, Axcelis systems shipments, excluding SEN, were to:  Asia 61%, North America 17% and Europe 22%.

Service revenue (service labor, spare parts and consumables), excluding SEN, was $39.3 million for the quarter, up 0.8% from the second quarter of 2005.

The ion implantation business (excluding SEN) accounted for 77% of total shipments in the third quarter while other products (RTP, Dry Strip and Curing) accounted for 23%.

Gross margin for the third quarter was 40.9%.

Orders and Backlog

Orders (new systems bookings and service excluding SEN) received for the third quarter totaled $68.9 million, compared to $89.8 million for the second quarter of 2005. New system bookings, excluding service, amounted to $29.6 million compared to $50.8 million for the preceding quarter. Worldwide orders, including SEN, were $118.3 million, compared to $148.7 million for the second quarter of 2005.

Backlog plus deferred systems revenue at quarter end was $80.2 million, a decrease of 22.7% since the end of the second quarter of 2005. Reported backlog consists of systems only (i.e., excluding service contracts) that are generally scheduled to ship within six months.

Balance Sheet

Cash, cash equivalents and short-term investments decreased by $4.7 million to $184.2 million during the third quarter.

Business Outlook

Axcelis’ financial outlook for the fourth quarter of 2005 assumes no material change in the semiconductor spending environment.  Worldwide revenues, including SEN, are expected to be $145 million to $160 million. Net revenues (excluding SEN) in the fourth quarter are expected to be in a range of $85 million to $95 million. The Company anticipates gross margins in the 37% - 40% range and a net loss in the range of $3 million to $7 million ($0.03 to $0.07 loss per share), which includes restructuring and related costs of approximately $2.0 million, or $0.02 per share.

Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

Third Quarter 2005 Conference Call

The Company will be hosting a conference call today, Wednesday, October 26, 2005, beginning at 5:00 pm ET.  The purpose of the call is to discuss third quarter 2005 results and to provide guidance for the fourth quarter of 2005.  The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800-479-1628 (1-719-457-2729 outside North America).  Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: James Kawski, and pass code: #5904795.  A telephone replay will be available from 8:00 pm ET on October 26, 2005 until 11:59 pm ET on November 2, 2005.  Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #5904795.  A webcast replay will be available from 8:00 pm ET on October 26, 2005 until 5:00 pm ET November 26, 2005.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions.  These statements, which include those relating to the company developing new products, building its position in the ion inplant market, and its guidance for the fourth quarter of 2005, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key product development centers in Beverly, Massachusetts, as well as in Toyo, Japan through its joint venture, SEN. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue
Systems	$47,083	$79,402	$155,723	$277,992
Services	39,280	44,827	116,724	125,097
Royalties, primarily from Sumitomo Eaton Nova Corporation	1,019	3,667	7,149	10,380
	87,382	127,896	279,596	413,469
Costs of Revenue	51,679	73,817	163,156	240,814

Gross profit	35,703	54,079	116,440	172,655

Operating expenses
Research & development	17,755	16,645	51,165	48,009
Selling	10,691	12,248	34,565	36,683
General and administrative	11,994	11,943	34,996	34,645
Amortization of intangible assets	612	612	1,836	1,836
Restructuring charges	1,545	—	5,427	—
	42,597	41,448	127,989	121,173

Income (loss) from operations	(6,894)	12,631	(11,549)	51,482

Other income (expense)
Equity income of Sumitomo
Eaton Nova Corporation	1,395	9,065	11,360	22,212
Interest income	1,505	571	3,799	1,205
Interest expense	(1,661)	(1,643)	(4,971)	(5,017)
Other-net	435	(445)	(2)	(1,091)
	1,674	7,548	10,186	17,309

Income (loss) before income taxes	(5,220)	20,179	(1,363)	68,791

Income taxes (credit)	(53)	1,097	1,157	1,657

Net income (loss)	$(5,167)	$19,082	$(2,520)	$67,134

Net income (loss) per share
Basic	$(0.05)	$0.19	$(0.03)	$0.68
Diluted	$(0.05)	$0.19	$(0.03)	$0.66

Shares used in computing basic and diluted net income (loss) per share
Basic	100,428	99,797	100,256	99,432
Diluted	100,428	101,007	100,256	101,271

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	September 30,	December 31,
	2005	2004

Assets

Current assets
Cash and cash equivalents	$85,806	$108,295
Short-term investments	87,688	78,703
Restricted cash	8,149	3,498
Accounts receivable, net	65,914	83,767
Inventories	108,296	116,330
Other current assets	38,829	14,986
Total current assets	394,682	405,579

Property, plant & equipment, net	72,633	75,275
Investment in Sumitomo Eaton Nova Corporation	108,817	109,095
Goodwill	46,773	46,773
Intangible assets	15,835	17,671
Restricted cash, long-term portion	2,562	2,841
Other assets	21,744	31,628
	$663,046	$688,862

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$22,957	$24,278
Accrued compensation	16,721	27,030
Warranty	8,321	9,218
Income taxes	2,627	4,530
Deferred revenue	33,682	34,050
Other current liabilities	8,449	8,289
Total current liabilities	92,757	107,395

Long-term debt	125,000	125,000
Long-term deferred revenue	8,880	7,697
Other long-term liabilities	5,530	5,297

Stockholders’ equity
Preferred Stock	—	—
Common stock	101	100
Additional paid-in capital	466,496	457,335
Deferred compensation	(5,974)	(566)
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(29,852)	(27,332)
Accumulated other comprehensive income	1,326	15,154
	430,879	443,473
	$663,046	$688,862